Aoxin Tianli Group, Inc. Announces Board Changes

WUHAN CITY, China, September 24, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming and manufacture and marketing of electro-hydraulic servo-valves  and optical fiber hardware and software solutions, today announced changes to its Board of Directors (the “Board”).

In support of a board restructuring plan which aims to reduce the size of its Board of Directors  from 8 to 5 and to realign the composition of its Board in response to the Company’s New Strategic Development Plan initiated in July, four of the Company’s Directors, Dr. Huanchun Chen, Mr. Wei Gong, Mr. Jianguo Hu, and Mr. Benyan Li, advised the Company of their intention to resign from the Board. On September 19, 2014, the Company accepted the resignation of each of the four Directors, effective immediately. None of the four Directors resigned due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On September 19, 2014, the entire Board, including the Nominating Committee, by unanimous written consent elected Mr. Anthony S. Chan as an independent member of the Board.  It is anticipated that Mr. Chan will serve on each of the Nominating, Audit and Compensation Committees and as chair of the Compensation Committee. Mr. Chan has been appointed as a Class I Director.  Simultaneously with his election to the Board, the Board nominated Mr. Chan for re-election as a Class I Director at the upcoming 2014 annual shareholder meeting.

Mr. Chan, 50, is a seasoned CPA licensed in New York with over 25 years of professional experience in auditing and SEC reporting, mergers and acquisitions, SOX compliance, internal controls and risk management. Mr. Chan currently also serves as Executive Vice President, Director and Acting Chief Financial Officer of Sino-Global Shipping America, Ltd (Nasdaq: SINO), a member of the Board of Directors of the New York State Society of Certified Public Accountants, and a member of the editorial board for The CPA Journal. Mr. Chan holds an MBA degree in Finance and Investments from Baruch College of the City University of New York and a B.A. degree with dual majors in Accounting and Economics from Queens College of the City University of New York. Mr. Chan has no family relationships with any of the executive officers or Directors of the Company and was elected to the Board on the basis of his extensive knowledge in corporate governance, auditing and SEC reporting.

“We thank Dr. Chen, Mr. Gong, Mr. Hu, and Mr. Li for their service and dedication over the years and wish them the best,” said Mr. Ping Wang, Chairman and CEO of Aoxin Tianli. “We also welcome Mr. Chan as a new addition to our Board and look forward to his expertise and insights in helping us further strengthen our Board and respond to new challenges as we continue to diversify and grow our business.”

As a result of today’s announcement, the Board of Aoxin Tianli is composed of 5 members, Mr. Ping Wang, Chairman and CEO; Ms. Hanying Li, former Chairwoman and CEO; Mr. Peter Gadkowski, who serves on each of the Nominating, Audit and Compensation Committees and as chair of the Nominating Committee; Mr. Zihui Mo, who serves on each of the Nominating, Audit and Compensation Committees and as the chair of the Audit Committee; and Mr. Anthony S. Chan, who is expected to serve on each of the Nominating, Audit and Compensation Committees and as the chair of the Compensation Committee.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with current businesses in hog farming and manufacturing and marketing of electro-hydraulic servo-valves  and optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new material & new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com